UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2017 (July 13, 2017)

Fifth Street Senior Floating Rate Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35999	61-1713295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 681-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Introductory Note

On July 14, 2017, Fifth Street Senior Floating Rate Corp. (the “Company”), Fifth Street Finance Corp. (“FSC”) and Fifth Street Asset Management Inc. (“FSAM”) issued a joint press release announcing that Fifth Street Management LLC, the Company’s investment adviser (“Fifth Street Management”), has entered into an asset purchase agreement, dated as of July 13, 2017 (the “Purchase Agreement”), with Oaktree Capital Management, L.P. (“Oaktree”) and, for certain limited purposes, FSAM and Fifth Street Holdings L.P. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. Upon closing of the transactions contemplated by the Purchase Agreement (the “Transaction”), Oaktree would become the investment adviser to each of the Company and FSC and Oaktree would pay gross cash consideration of $320 million to Fifth Street Management. The closing of the Transaction would result in an assignment for purposes of the Investment Company Act of 1940, as amended, of the current investment advisory agreement between the Company and Fifth Street Management and, as a result, its immediate termination.

The closing of the Transaction is conditioned on, among other things: (i) the approval of a new investment advisory agreement between the Company and Oaktree by the Company’s stockholders; (ii) the approval of a new investment advisory agreement by the stockholders of FSC; (iii) the election to the Company’s Board of Directors of five new directors by the Company’s stockholders; (iv) the election to the board of directors of FSC of five new directors by FSC’s stockholders; (v) the approval of the Transaction by the stockholders of FSAM and (vi) the receipt of any required regulatory and other approvals.

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the Transaction, on July 13, 2017, the Company entered into an amendment (the “Citibank Amendment”) to its revolving credit facility (the “Citibank facility”) that amends the Loan and Security Agreement, dated as of January 15, 2015, by and among the Company, as the collateral manager and as the seller, FS Senior Funding II LLC, as the borrower, Citibank, N.A., as administrative agent, and Citibank, N.A., as the sole lender (as amended, the “Citibank Agreement”). Under the Citibank Amendment, certain events of default that would result from the closing of the Transaction are waived and the ability to borrow amounts under the Citibank facility for investment was revised to require the consent of the lenders prior to the closing of the Transaction and completion of satisfactory due diligence by the lenders on Oaktree. In addition, the Citibank Amendment provides that if the closing of the Transaction does not occur by December 31, 2017, the reinvestment period for the Citibank facility would terminate and the Company would be required to pay down any amounts outstanding under the Citibank facility as set forth in the Citibank Amendment.

The foregoing description of the Citibank Amendment does not purport to be complete and is qualified in its entirety by reference to the Citibank Amendment, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Transaction, on July 13, 2017, each of Messrs. Bernard D. Berman, James Castro-Blanco, Richard P. Dutkiewicz, Alexander C. Frank and Jeffrey R. Kay executed resignation letters pursuant to which each will resign as a member of the Company’s Board of Directors effective as of the closing of the Transaction. In addition, each of Mr. Berman, the Company’s Chief Executive Officer, Mr. Steven Noreika, the Company’s Chief Financial Officer, and Ms. Kerry Acocella, the Company’s Secretary and Chief Compliance Officer, is expected to resign from his or her respective roles as officers of the Company effective as of the closing of the Transaction.

Item 8.01 Other Events

The information set forth in the introductory note is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Fifth Amendment to Loan and Security Agreement and Waiver, dated as of July 13, 2017, by and among Fifth Street Senior Floating Rate Corp., FS Senior Funding II LLC and Citibank, N.A.
99.1	Press release dated July 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET SENIOR FLOATING RATE CORP.
Date: July 17, 2017	By:	/s/ Kerry S. Acocella
Name: Kerry S. Acocella
Title: Chief Compliance Officer